Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2015 FOURTH QUARTER AND FULL YEAR RESULTS,

AND ANNOUNCES GUIDANCE FOR 2016

THE WOODLANDS, TX – March 14, 2016 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Results Compared to Fourth Quarter 2014:

•	Revenues were $152.5 million compared to $153.6 million in the prior period;

•	Gross margin improved to 8.0% of revenues, up from 2.4%;

•	Operating income was $0.1 million compared with an operating loss of $5.6 million;

•	Net loss attributable to Sterling common stockholders was $1.1 million compared with a net loss of $7.3 million;

•	As Adjusted net loss per share attributable to common stockholders was $0.06 (See Note 1); as reported EPS was a loss of $1.01 compared to a loss of $0.39.

Full Year 2015 Financial Results Compared to Full Year 2014:

•	Revenues were $623.6 million compared to $672.2 million;

•	Gross margin was 4.6% of revenues compared to 4.8%;

•	Operating loss was $14.4 million compared to $4.2 million;

•	Net loss attributable to Sterling common stockholders was $20.4 million compared to $9.8 million;

•	As Adjusted net loss per share attributable to common stockholders was $1.05 (See Note 1); as reported EPS was a loss of $2.02, as compared to $0.54.

Year End 2015 Backlog Highlights:

Backlog at December 31, 2015 of $761 million was up 6% from September 30, 2015. Including $197 million of projects, where the Company was the apparent low bidder but the contract had not yet been signed, 2015 ended with a record high combined total of $958 million. The combined amount as of September 30, 2015 was $830 million. The estimated gross margin in projects awarded in 2015 exceeds 8%, with a cumulative gross margin in backlog at December 31, 2015 of more than 7%.

Business Overview:

Fourth quarter 2015 revenues decreased slightly compared to the prior year period with year-over-year growth constrained by unfavorable weather conditions, particularly in our Texas and Hawaii markets, along with the substantial completion of several large Texas projects in the first half of 2015, slightly offset by increased revenues from projects under construction in Utah.

Gross profit of $12.2 million in the fourth quarter of 2015 was up $8.5 million from the prior year period. Gross margin was 8.0%, up from 2.4% in the fourth quarter of 2014 reflecting improved new contract bidding and stronger project execution.

General and administrative expenses were $9.6 million in the fourth quarter of 2015, or 6.3% of revenues, both of which were essentially in line with fourth quarter 2014 levels. Fourth quarter 2015 general and administrative expenses included third-party consulting fees related to strengthening the Company’s financial reporting processes and the revaluation of the liability to non-controlling interest owners.

Capital expenditures for the fourth quarter and full year 2015 were $1.0 million and $8.1 million, respectively, compared with $2.3 million and $13.5 million, for the same periods in 2014. The lower level of expenditures in the current quarter and full year reflects management’s efforts to control expenditures and optimize utilization of the existing fleet of equipment.

Financial Position at December 31, 2015:

•	Working capital totaled $30.3 million, including $4.4 million of cash and cash equivalents with $11.6 million of availability under the credit facility; and

•	Tangible net worth was $40.9 million.

CEO Remarks:

Paul J. Varello, Sterling’s CEO, commented, “While our fourth quarter is traditionally one of our slowest periods, it was further impacted by unseasonably wet weather in our Texas and Hawaii markets. Despite those headwinds, we generated substantial year-over-year improvements in gross margin and backlog, and we experienced our highest bidding activity in five years. Additionally, the increase in our fourth quarter backlog along with several large project wins which we announced in the early weeks of 2016, positions us well to deliver improved earnings for the full year. We also see a strong market for transportation infrastructure projects over the next several years. To take advantage of this improving market, we will be exploring alternatives to strengthen our financial position to capture the many opportunities that lie ahead.”

Guidance for 2016:

Mr. Varello continued, “Based on our current backlog and our estimate of the quantity of work we expect to execute in the coming quarters, we anticipate full year 2016 revenues to be between $700 million and $735 million and net income per share attributable to Sterling common stockholders to be in the range of $0.25 to $0.40. To sum up, we expect 2016 to reflect the positive benefits of the turnaround we have been executing over the past several quarters. We look forward to providing updates on the progress towards our goals as the year progresses.”

Conference Call :

Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, Monday, March 14, 2016. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are profitable construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenues	$152,488	$153,612	$623,595	$672,230
Cost of revenues	(140,268)	(149,915)	(594,642)	(639,809)
Gross profit	12,220	3,697	28,953	32,421
General and administrative expenses	(9,560)	(9,581)	(41,880)	(36,897)
Other operating (expense) income, net	(2,588)	256	(1,460)	252
Operating income (loss)	72	(5,628)	(14,387)	(4,224)
Interest income	--	--	460	754
Interest expense	(913)	(247)	(3,012)	(1,123)
Loss on extinguishment of debt	--	--	(240)	--
Loss before income taxes and earnings attributable to non-controlling interests	(841)	(5,875)	(17,179)	(4,593)
Income tax expense	(15)	(59)	(7)	(632)
Net loss	(856)	(5,934)	(17,186)	(5,225)
Noncontrolling owners’ interests in earnings of subsidiaries	(268)	(1,318)	(3,216)	(4,556)
Net loss attributable to Sterling common stockholders	$(1,124)	$(7,252)	$(20,402)	$(9,781)

Net loss per share attributable to Sterling common stockholders	$(1.01)	$(0.39)	$(2.02)	$(0.54)

Weighted average number of common shares outstanding used in computing per share amounts:	19,690,025	18,802,744	19,375,213	18,063,466

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$4,426	$22,843
Contracts receivable, including retainage	82,112	78,896
Costs and estimated earnings in excess of billings on uncompleted contracts	26,905	33,403
Inventories	2,535	7,401
Receivables from and equity in construction joint ventures	12,930	9,153
Other current assets	6,013	5,278
Total current assets	134,921	156,974
Property and equipment, net	73,475	87,098
Goodwill	54,820	54,820
Other assets, net	4,068	7,559
Total assets	$267,284	$306,451
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$58,959	$66,792
Billings in excess of costs and estimated earnings on uncompleted contracts	30,556	25,649
Current maturities of long-term debt	5,192	965
Income taxes payable	67	1,868
Accrued compensation	5,977	5,169
Other current liabilities	3,896	4,207
Total current liabilities	104,647	104,650
Long-term liabilities:
Long-term debt, net of current maturities	16,107	37,021
Member’s interest subject to mandatory redemption and undistributed earnings	50,438	22,879
Other long-term liabilities	338	753
Total long-term liabilities	66,883	60,653
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 19,753,170 and 18,802,679 shares issued	198	188
Additional paid in capital	188,147	205,697
Retained deficit	(92,500)	(72,098)
Accumulated other comprehensive loss	--	(101)
Total Sterling common stockholders’ equity	95,845	133,686
Noncontrolling interests	(91)	7,462
Total equity	95,754	141,148
Total liabilities and equity	$267,284	$306,451

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

Non-GAAP Reconciliation: Note 1

(Amounts in thousands)

(Unaudited)

This news release includes the measure “Adjusted Net Loss per share Attributable to Sterling Common Stockholders,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP measure is calculated using GAAP amounts derived from our consolidated financial statements. Adjusted net loss per share attributable to Sterling common stockholders has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted loss per share may not be comparable to a similarly titled measure of other companies.

During the fourth quarter, the Company amended its Myers LP partnership agreement which, among other things, obligated the Company to purchase Myers 50% interest for $20 million upon the death or permanent disability of one of its minority owners. This transaction resulted in the revaluation of Myers noncontrolling interest and the reclassifications of $18.8 million from Equity to a long-term liability.

While this non-cash transaction did not have an effect on the Company’s reported net loss attributable to Sterling common stockholders, it did require the $18.8 million to be included as an increase in our net loss for purposes of computing our fourth quarter and full year 2015 earnings per share. This revaluation and reclassification increased our loss per share by $0.95 and $0.97 in each of the aforementioned reporting periods, respectively.

For further information, see Notes 2 and 13 to the consolidated financials included in the Company’s form 10-K for the year ended December 31, 2015.

As Adjusted net Loss per share Attributable to Sterling Common Stockholders Reconciliation

As Adjusted net loss per share attributable to Sterling common stockholders is defined as net loss attributable to Sterling common stockholders, less the revaluation amount related to Myers, as described above. We believe that certain investors consider as Adjusted net loss attributable to Sterling common stockholders a useful means of evaluating our financial performance. The following table provides a reconciliation of net loss attributable to Sterling common stockholders to as Adjusted net loss attributable to Sterling common stockholders for the period indicated.

	Three Months Ended December 31, 2015	Year Ended December 31, 2015
	(unaudited)
Net loss attributable to Sterling common stockholders
Numerator:
Net loss attributable to Sterling common stockholders	$(1,124)	$(20,402)
Revaluation of noncontrolling interest due to a new agreement or a put/call liability reflected in additional paid in capital or retained earnings, net of tax	(18,774)	(18,774)
	$(19,898)	$(39,176)
Denominator:
Weighted average common shares outstanding — basic	19,690	19,375
Shares for dilutive unvested stock and stock options	-	-
Weighted average common shares outstanding and assumed conversions— diluted	19,690	19,375
Net loss per share attributable to Sterling common stockholder	$(1.01)	$(2.02)
As Adjusted net loss per share attributable to Sterling common stockholders
Numerator above	$(19,898)	$(39,176)
Adjust by: revaluation of noncontrolling interest due to a new agreement or a put/call liability reflected in additional paid in capital or retained earnings, net of tax	18,774	18,774
	$(1,124)	$(20,402)
As Adjusted net loss per share attributable to Sterling common stockholders	$(0.06)	$(1.05)